Exhibit 99.1

Disclaimer

This communication does not constitute an offer to purchase securities of TiGenix nor a solicitation by anyone in any jurisdiction in respect of such securities, any vote or approval. If Takeda decides to proceed with an offer to purchase TiGenix’s securities through a public tender offer, such offer will and can only be made on the basis of an approved offer document by the FSMA and tender offer documents filed with the U.S. Securities and Exchange Commission (“SEC”), which holders of TiGenix’s securities should read as they will contain important information. This communication is not a substitute for such offer documents. Neither this communication nor any other information in respect of the matters contained herein may be supplied in any jurisdiction where a registration, qualification or any other obligation is in force or would be with regard to the content hereof or thereof. Any failure to comply with these restrictions may constitute a violation of the financial laws and regulations in such jurisdictions. Takeda, TiGenix and their respective affiliates explicitly decline any liability for breach of these restrictions by any person.

Important Additional Information for U.S. investors

The voluntary takeover bid described herein has not yet commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities of TiGenix.

At the time the voluntary public takeover bid is commenced, shareholders of TiGenix are urged to read the offer documents which will be available at www.sec.gov. At the time the voluntary public takeover bid is commenced, it shall be comprised of two separate offers – (i) an offer for all securities with voting rights or giving access to voting rights, issued by TiGenix (except for ADSs) (the “Securities”), in accordance with the applicable law in Belgium, and (ii) an offer to holders of TiGenix’s American Depositary Shares issued by Deutsche Bank Trust Company Americas acting as depositary (“ADSs”), and to holders of Securities who are resident in the U.S. in accordance with applicable U.S. law (the “U.S. Offer”).

The U.S. Offer will only be made pursuant to an offer to purchase and related materials. At the time the U.S. Offer is commenced, Takeda will file, or cause to be filed, a tender offer statement on Schedule TO with the SEC and thereafter, TiGenix will file a solicitation/recommendation statement on Schedule 14D-9, in each case with respect to the U.S. Offer.

Holders of TiGenix ADSs and Securities subject to the U.S. Offer who wish to participate in the U.S. Offer, are urged to carefully review the documents relating to the U.S. Offer that will be filed by Takeda with the SEC since these documents will contain important information, including the terms and conditions of the U.S. Offer. Holders of TiGenix ADSs and Securities subject to the U.S. Offer who wish to participate in the U.S. Offer, are also urged to read the related solicitation/recommendation statement on Schedule 14D-9 that will be filed with the SEC by TiGenix relating to the U.S. Offer. You may obtain a free copy of these documents after they have been filed with the SEC, and other documents filed by TiGenix and Takeda with the SEC, at the SEC’s website at www.sec.gov. In addition to the offer and certain other tender offer documents, as well as the solicitation/recommendation statement, TiGenix files reports and other information with the SEC. You may read and copy any reports or other information filed by TiGenix at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. TiGenix’s filings at the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

YOU SHOULD READ THE FILINGS MADE BY TAKEDA AND TIGENIX WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE U.S. OFFER.

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Transcript Excerpts

Christophe Weber: Thank you. Good afternoon, everyone. Great pleasure to be back here at JP Morgan.

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We have fully integrated Ariad that we acquired last year, we think it has been a very successful integration and acquisition. You have seen that we just announced last week the acquisition of TiGenix in the GI field, I will come back to it.

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A few words on TiGenix. We are very pleased with this acquisition that we announced last week. It fit completely with our GI strategy. There is a very high unmet medical need for these patients, in fact, there is no treatment available.

Basically, it’s a good example of the way we are conducting BD at Takeda. It’s a friendly takeover. It’s built on a relationship that we have built in the past, because we in-licensed this product in Europe, and we think that were able to buy the company at a very reasonable price. I do need to mention that, on slide 23, you have important legal information regarding this announcement.

The main product of TiGenix is a suspension of expanded adipose-derived stem cells. You use stem cells that you inject on the perianal fistula, and that will help the closing of the fistula. You can see that the efficacy versus the control group, which is surgery — is strong.

That’s the promise. It’s early stage, of course. We’ll generate a lot of data in the future to optimize this treatment, but it will be, of course, potentially, the first cell therapy for these patients. Very innovative, very new, and we are very pleased with this acquisition.

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We are, of course, continuously investing. I’ve got a lot of question usually on our M&A strategy. We are very mindful when we do acquisition. In fact, we don’t do many acquisitions. We did Ariad last year. We are doing TiGenix this year.

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Moderator: Any question from the floor? If no, can you give us a little bit more about your recent TiGenix acquisition?

Previous to the acquisition, you already have US access. How important to get US access for this program, and how it’s going to fit into your existing portfolio in GI franchise?

Christophe: The strategy fit is really strong, because we are talking about a patient with chronic disease, with a very serious situation. Of course, Entyvio is a product for this chronic disease patient, so there is a very strong synergy and fit in our GI franchise.

Of course, having the ownership of the portfolio and pipeline will allow us to scale up faster, have access to the US market, which is very important, but not only. This product will become also a global product because there are chronic disease patients with this type of severe situation everywhere in the world.

We are very exciting about this opportunity. For us, there is also a synergy in the cell therapy domain because we have other regenerative medicine and cell therapy programs.

It would be the first product and medicine for Takeda to really manufacture at scale, and commercialize at scale. I think it’s a great know-how that we will develop within the company with this acquisition. Andy, do you want to add anything?

Andy: The only thing maybe I’ll add is that there is a level of complexity in the supply chain in how the product is derived. It’s a biopsy. It’s a fat biopsy.

The biopsy is then plated, and the cells are expanded, so reproducibility issues, quality control issues are not necessarily simple.

The opportunity to have Takeda resources now brought to bear on the CMC, and ultimately the manufacturing, by doing this in a global way, is going to help greatly the future of the product.

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